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                                                                     EXHIBIT 4.5

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of December 31, 1996, is by and between AMERICA WEST AIRLINES, INC., a Delaware corporation ("AWA"), and AMERICA WEST HOLDINGS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of AWA ("Holdings" and, together with AWA, the "Parties").

                            PRELIMINARY STATEMENTS

   1. The Parties are parties to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of December 19, 1996, providing, among other things, for the merger (the "Merger") of AWA Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), with and into AWA, with AWA being the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

   2. Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) each issued and outstanding share of Class A Common Stock of AWA will be converted into the right to receive one share of Class A Common Stock of Holdings, (ii) each issued and outstanding share of Class B Common Stock of AWA ("AWA Class B Common") will be converted into the right to receive one share of Class B Common Stock of Holdings ("Holdings Class B Common"), (iii) each issued and outstanding share of common stock of Merger Sub will be converted into the right to receive one share of the common stock of the Surviving Corporation and (iv) each issued and outstanding share of common stock of Holdings will be canceled without any consideration being paid therefor.

   3. AWA currently has issued and outstanding warrants to purchase 8,180,086 shares of AWA Class B Common (the "Warrants"), the terms of which are governed by that certain Warrant Agreement dated as of August 25, 1994 between AWA and First Interstate Bank of California, as Warrant Agent (the "Warrant Agreement").

   4. Pursuant to the terms of the Warrant Agreement, as a result of the Merger, each of the Warrants will from and after the Effective Time represent the right to purchase a share of Holdings Class B Common from AWA.

   5. AWA desires to acquire from Holdings, and Holdings desires to issue to AWA, options to purchase shares of Holdings Class B Common so that AWA will be expected to have the ability to satisfy its obligations under the Warrants at the times the Warrants are exercised.
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         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

         Section 1. The Options; Purchase Price. Holdings hereby grants to AWA 8,180,086 irrevocable options (each, an "Option" and collectively, the "Options"), each of which entitles AWA to purchase one share of Holdings Class B Common (each, an "Option Share" and collectively, the "Option Shares"), in the manner and at the exercise price set forth below. The aggregate purchase price payable by AWA to Holdings in connection with the grant of the Options shall be an amount equal to $62,373,155.75 (the "Purchase Price"), representing a purchase price of $7.625 per Option, and shall be payable by AWA to Holdings pursuant to a promissory note executed by AWA and made payable to the order of Holdings in an original principal amount equal to the Purchase Price.

         Section 2. Exercise. (a) Subject to Section 4, each Option may be exercised by AWA at any time and from time to time during the period commencing with the date hereof and ending on the termination of this Agreement in accordance with Section 9. In the event AWA wishes to exercise one or more of the Options, AWA shall send a written notice to Holdings (an "Exercise Notice") specifying (i) the total number of Option Shares it wishes to purchase, (ii) the portion, if any, of the Exercise Price (as hereinafter defined) to be paid in cash, (iii) the portion, if any, of the Exercise Price to be paid by delivery of a promissory note in an original principal amount equal to such portion of the Exercise Price, (iv) the name or names in which the certificates for the Option Shares are to be issued and the denominations thereof and (v) the date for the closing of the purchase of such Option Shares.

         (b) Upon, and as of the date of, the delivery by AWA to Holdings of an Exercise Notice, that number of Options as is equal to the number of Option Shares specified in such Exercise Notice shall be deemed to have been exercised by AWA; provided, however, that neither AWA (nor any designee of AWA) shall have any rights as a stockholder of Holdings with respect to such Option Shares until the Exercise Price for such Option Shares is paid to Holdings in full, either in cash and/or by delivery of a promissory note, as the case may be.

         Section 3. Exercise Price. At the closing of any exercise of any of the Options and the purchase of Option Shares hereunder, (a) Holdings will deliver to AWA a certificate or certificates representing the Option Shares with respect to which such Options are exercised in the denominations, and issued in the names, designated by AWA in its Exercise Notice and (b) AWA will purchase such Option Shares from Holdings at a price per Option Share equal to $12.74 (the "Exercise Price"), payable, at AWA's option, (i) in cash, (ii) by delivery of a promissory note executed by AWA and made payable to the order of Holdings, with a maturity date that is no later than 180 days after the closing of the exercise of such Options, or (iii) any combination of the foregoing.

         Section 4. Conditions to Delivery of Shares. Each of (a) AWA's right to exercise any of the Options, (b) AWA's obligation to purchase the Option Shares following an exercise of any


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of the Options and (c) Holdings' obligation to deliver any Option Shares following an exercise of any of the Options, is subject to the condition that no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the exercise of such Options or the delivery of such Option Shares, as applicable, shall be in effect, but excluding any such injunction or order issued upon the application, at the request or with the support of Holdings or AWA.

         Section 5. The Closing. Any closing hereunder shall take place (i) concurrently with the closing of the purchase of shares pursuant to the Warrant or (ii) at such other time and place as the Parties may agree.

         Section 6. Adjustments. The number and nature of Option Shares subject to the Options and/or the Exercise Price shall be subject to adjustment in the same manner and to the same extent as the Warrant Price (as defined in that certain Warrant Agreement dated as of August 25, 1994 between AWA and First Interstate Bank of California, as Agent, as amended, the "Warrant Agreement") and the number of shares of AWA Class B Common deliverable upon exercise of the Warrants are adjusted pursuant to Sections 4.01 through 4.08 of the Warrant Agreement, so that all times during the term of this Agreement, AWA shall be entitled to purchase, at an Exercise Price equal to the Warrant Price (except with respect to Options that have previously been exercised for a number of Option Shares in excess the number of shares previously purchased pursuant to the Warrant Agreement), that number of Option Shares or other securities which is equal to the number of shares of Holdings Class B Common or other securities which AWA would be obligated to deliver to the holders of the Warrants if all of the Warrants were exercised (except to the extent that Options have previously been exercised for a number of Option Shares in excess the number of shares previously purchased pursuant to the Warrant Agreement). Subject to the above-described exceptions, any such adjustment pursuant to the terms of the Warrant Agreement shall automatically result in a corresponding adjustment hereunder, without any further action by any of the Parties.

         Section 7. Representations and Warranties of Holdings. Holdings represents and warrants to AWA that:

         (a) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

         (b) the execution and delivery by Holdings of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holdings and no other corporate proceedings or approvals on the part of Holdings are necessary to authorize this Agreement;

         (c) this Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy,


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     insolvency, reorganization, moratorium or similar laws affecting creditors'
     rights generally and general equitable principles;

         (d) except for routine filings, no consents, approvals or authorizations of any governmental authority and no notifications, filings or registrations to or with any governmental authority or any other person or entity is or will be necessary for the valid execution and delivery by Holdings of this Agreement, or the enforceability hereof, other than those which have been obtained or made and are in full force and effect;

         (e) the execution and delivery by Holdings of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of any law, statute, rule or regulation, (ii) constitute a breach or violation of any provision contained in its Certificate of Incorporation or Bylaws or (iii) constitute a breach of any provision contained in, or a default under, any consent, approval or authorization of any governmental authority or any writ, injunction, order, judgment or decree of any governmental authority or any contract or agreement to which Holdings is a party or by which Holdings or its assets and properties is bound or affected, other than such violations, breaches and defaults which would not have a material adverse effect on Holdings and its subsidiaries, taken as a whole; and

         (f) the Option Shares delivered to AWA upon exercise of any of the Options will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and all liens, security interests and other encumbrances.

         Section 8. Representations and Warranties of AWA. AWA represents and warrants to Holdings that:

         (a) AWA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

         (b) the execution and delivery by AWA of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AWA and no other corporate proceedings or approvals on the part of AWA are necessary to authorize this Agreement;

         (c) this Agreement has been duly executed and delivered by AWA and constitutes the legal, valid and binding obligation of AWA, enforceable against AWA in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles;


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         (d) except for routine filings, no consents, approvals or
     authorizations of any governmental authority and no notifications, filings or registrations to or with any governmental authority or any other person or entity is or will be necessary for the valid execution and delivery by AWA of this Agreement, or the enforceability hereof, other than those which have been obtained or made and are in full force and effect; and

         (e) the execution and delivery by AWA of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of any law, statute, rule or regulation, (ii) constitute a breach or violation of any provision contained in its Certificate of Incorporation or Bylaws or (iii) constitute a breach of any provision contained in, or a default under, any consent, approval or authorization of any governmental authority or any writ, injunction, order, judgment or decree of any governmental authority or any contract or agreement to which AWA is a party or by which AWA or its assets and properties is bound or affected, other than such violations, breaches and defaults which would not have a material adverse effect on AWA and its subsidiaries, taken as a whole.

         Section 9. Termination. This Agreement shall terminate on the earlier to occur of (a) the date on which AWA shall have the exercised all of the Options, all of the Option Shares shall have been delivered by Holdings to AWA or AWA's designee(s) and AWA shall have paid the Exercise Price for all of the Option Shares, either in cash and/or by delivery of a promissory note, as the case may be, and (b) the Expiration Date (as defined in the Warrant Agreement); provided, however, that if any of the Options have been exercised on or prior to the Expiration Date and, as of the Expiration Date, either (i) Holdings has not delivered to AWA or AWA's designee(s) the Option Shares required to be delivered in connection with the exercise of such Options and/or (ii) AWA has not paid the Exercise Price for such Option Shares, either in cash and/or by delivery of a promissory note, as the case may be, the obligation of Holdings to deliver such Options Shares and the obligation of AWA to pay the Exercise Price for such Option Shares shall survive such termination solely with respect to such Option Shares until such Option Shares have been delivered by Holdings to AWA or AWA's designee(s) and the Exercise Price therefor has been paid by AWA, either in cash and/or by delivery of a promissory note. If this Agreement is terminated, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of AWA or Holdings, except with respect to the provisions of Section 10 through 21, which shall survive any such termination.

         Section 10. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (b) hand delivery, (c) facsimile transmission or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:


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         (i)  if to AWA, to:

                  America West Airlines, Inc.
                  4000 E. Sky Harbor Blvd.
                  Phoenix, Arizona 85034
                  Attention: Senior Vice President - Legal Affairs Facsimile Number: (602) 693-5904
                  Telephone Number: (602) 693-0800

         (ii) if to Holdings, to:

                  America West Airlines, Inc.
                  4000 E. Sky Harbor Blvd.
                  Phoenix, Arizona 85034
                  Attention: Senior Vice President - Legal Affairs Facsimile Number: (602) 693-5904
                  Telephone Number: (602) 693-0800

or at such other address or number as shall be designated by any Party in a notice to the other Party given in accordance with this Section 10. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (A) in the case of a notice sent by regular mail, on the date actually received by the addressee, (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

         Section 11. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

         Section 12. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

         Section 13. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between or among any of the Parties shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on


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any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.

         Section 14. Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either of the Parties without the consent of the other Party and any attempt to do so shall be null and void.

         Section 15. Counterparts. This Agreement may be executed in counterparts and by the different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the Party to be charged thereby.

         Section 16. Interpretation. In this Agreement, unless a clear contrary intention appears:

         (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) reference to any gender includes each other gender and the neuter;

         (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

         (d) reference to any person or entity includes such person's or entity's successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

         (e) reference to a person or entity in a particular capacity or capacities excludes such person or entity in any other capacity;

         (f) reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

         (g) all references to Sections shall be deemed to be references to the Sections of this Agreement;

         (h) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term;

         (i) with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";


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         (j) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

         (k) reference to any law, statute, rule or regulation means such law, statute, rule or regulation as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

         (l) where any provision of this Agreement refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person or entity; and

         (m) no provision of this Agreement shall be interpreted or construed against any of the Parties solely because that Party or its legal representative drafted such provision.

         Section 17. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein, and, in lieu of such invalid, unenforceable or void clause, sentence, paragraph, subsection or Section, there will be added automatically as a part of this Agreement a valid and enforceable provision as similar in terms to such invalid, unenforceable or void clause, sentence, paragraph, subsection or Section as may be possible which preserves the economic benefits to the Parties.

         Section 18. Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. Accordingly, if either of the Parties fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or agreement or at law or in equity and to which such Party might be entitled.

         Section 19. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         Section 20. Expenses. Except as otherwise expressly provided for in this Agreement, each of the Parties shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.


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         Section 21. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the Parties concerning the subject matter hereof except as set forth herein.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                      AMERICA WEST HOLDINGS CORPORATION



                                      By: /s/ Stephen L. Johnson
                                         ---------------------------------------
                                          Stephen L. Johnson
                                          Senior Vice President - Legal Affairs


                                      AMERICA WEST AIRLINES, INC.



                                      By: /s/ Stephen L. Johnson
                                         ---------------------------------------
                                          Stephen L. Johnson
                                          Senior Vice President - Legal Affairs


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